Exhibit 99.1

   Atlantic Coast Federal Corporation Reports Third Quarter Results


    WAYCROSS, Ga.--(BUSINESS WIRE)--Oct. 31, 2006--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced financial results for the third quarter and nine months ended September 30, 2006. The Company's interim results reflected continued growth in its loan portfolio, up 12% since September 30, 2005, along with an improving interest margin compared with the third quarter of 2005. Continued solid credit quality trends and good collection activity also characterized the Company's third quarter results, leading to a credit to the provision for loan losses this quarter. Finally, Atlantic Coast Federal Corporation reported an ongoing improvement in its efficiency ratio on growing net interest income against the year-earlier quarter.

    Net income for the third quarter, however, was lower than the amount reported in the year-earlier period because, as announced last year, the Company recognized an income tax benefit in the third quarter of 2005. Income before income taxes for the third quarter, which was unaffected by the tax benefit and more reflective of the Company's business fundamentals, increased 57% for the third quarter versus the third quarter of 2005.

    Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are gratified to report another quarter of solid execution by our team, even as the overall industry environment remained highly competitive. These efforts, reflected in ongoing loan growth across our markets, coupled with strong and improving credit quality, translated into a 16% increase in net interest income for the quarter - the fastest rate of growth we have experienced this year. We are very pleased to see the momentum we have witnessed in our operations continue through the third quarter and are excited by the prospects to build on this, especially considering the attractive economic and demographic characteristics of our Jacksonville market and with the recent opening of our Julington Creek branch there."

    For the third quarter of 2006, net income declined 15% to $1,637,000 or $0.12 per share from $1,915,000 or $0.14 per share, inclusive of the tax benefit, in the third quarter of 2005. However, income before income taxes, which excludes the prior-year income tax benefit, increased 57% to $2,396,000 from $1,527,000 in the third quarter of 2005.

    Net interest income increased 16% to $5,607,000 from $4,824,000 in the third quarter of 2005 as the Company's net interest margin improved 23 basis points to 3.09% versus the same quarter last year. On a linked-quarter basis, net interest margin was unchanged in the third quarter. The Company recorded a credit to the provision for loan losses in the third quarter of $98,000 compared with a provision for loan losses of $442,000 in the third quarter of 2005. The current-year credit reflected the collection of a large commercial loan previously classified as impaired and the reversal of the associated specific reserve, along with the positive impact of credit improvements on several other loans. Net interest income, after provision for loan losses, increased 30% to $5,705,000 in the third quarter of 2006 from $4,382,000 in the same 2005 period.

    For the nine months ended September 30, 2006, net interest income increased 10% to $16,363,000 from $14,886,000 in the same period last year as net interest margin rose two basis points to 3.07% versus the first nine months of 2005. The provision for loan losses for the first nine months of 2006 was 88% lower at $183,000 compared with $1,542,000 in the year-earlier period, again reflecting favorable credit quality trends. Net interest income, after provision for loan losses, rose 21% to $16,180,000 in the first nine months of 2006 from $13,344,000 in the comparable 2005 period.

    As reflected by the lower provision for loan losses this year, the Company's asset quality metrics have remained strong. Net charge offs declined 94% to $24,000 in the third quarter of 2006 and 78% to $272,000 for the first nine months of the year, compared with year-earlier amounts. Relative to average total loans, annualized net charge-offs fell to 0.02% versus 0.06% in the second quarter of 2006 and 0.28% in the third quarter of 2005. Although the total amount of non-performing loans rose 10% in the third quarter year over year, non-performing loans relative to total loans remained at a relatively low 0.47% at September 30, 2006. This compares with 0.62% in the second quarter of 2006 and 0.48% at September 30, 2005.

    Non-interest income for the third quarter declined 7% to $2,094,000 versus $2,258,000 in the year-earlier period, primarily because of lower overdraft fees on business accounts. Non-interest income for the first nine months of 2006 increased 11% to $5,921,000 from $5,340,000 as higher fees for check card overdrafts, increased income on Bank-Owned Life Insurance (BOLI) and a second quarter 2006 gain on the early termination of an interest rate swap agreement more than offset a year-over-year decline in overdraft fees on business accounts and the loss recorded in the first quarter of 2006 on the disposition of available for sale securities.

    Non-interest expense for the third quarter rose 6% to $5,403,000 from $5,113,000 in the same period last year. Non-interest expense for the first nine months of 2006 increased 9% to $15,892,000 from $14,597,000 in the year-earlier period. The increases in the quarter and year-to-date period reflected primarily employee and share-based compensation costs, together with higher occupancy costs, which were partially offset by lower data processing costs and outside professional services. The Company's efficiency ratio improved to 70.16% in the third quarter from 72.20% in the third quarter last year, but was up from 68.55% in the second quarter of 2006.

    The Company's total assets increased 7% to $793,131,000 at September 30, 2006, from $743,849,000 at December 31, 2005, and were 8% higher versus $733,171,000 at September 30, 2005. Loans receivable, net totaled $623,628,000 at September 30, 2006, up 7% from $580,441,000 at December 31, 2005, and 12% from $557,165,000 at
September 30, 2005. Deposits rose 6% to $546,050,000 at the end of the third quarter of 2006 from $516,322,000 at December 31, 2005, and increased 9% from deposits of $502,147,000 at September 30, 2005. Total stockholders' equity declined 2% to $91,002,000 at September 30, 2006, from $92,917,000 at December 31, 2005, and declined 7% from $97,492,000 at September 30, 2005, with the decline reflecting the impact of the Company's share repurchases since mid-2005.

    Return on average stockholders' equity for the third quarter and nine months ended September 30, 2006, was 6.95% and 6.00%, respectively, versus 7.65% and 4.78%, respectively, for the comparable periods last year. Return on average total assets for the third quarter and nine months ended September 30, 2006, was 0.84% and 0.74%, respectively, compared with 1.06% and 0.69%, respectively, for the same periods in 2005.

    In September 2006, Atlantic Coast Federal Corporation's Board of Directors voted to increase the Company's regular quarterly cash dividend rate on common stock to $0.11 per share. The new rate, paid on October 30, 2006, to stockholders of record as of October 13, 2006, represented a $0.01 increase over the previous dividend rate and marked the sixth consecutive quarterly increase in the rate since dividend declarations commenced in the first quarter of 2005.

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    Atlantic Coast Bank, with approximately $793 million in assets as of September 30, 2006, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a growing presence in the Jacksonville metropolitan area. Atlantic Coast Bank expects to open an additional branch in St. Johns County, Florida, in the coming year.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.



                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)


                               Three Months Ended  Nine Months Ended
                                 September 30,       September 30,
                               ------------------ -------------------
                                  2006     2005     2006      2005
                                 -------  -------  --------  --------
Total interest income           $12,006  $ 9,407  $ 33,677  $ 27,069
Total interest expense            6,399    4,583    17,314    12,183
                                 -------  -------  --------  --------
Net interest income               5,607    4,824    16,363    14,886
Provision for (recovery of)
 loan losses                        (98)     442       183     1,542
                                 -------  -------  --------  --------
Net interest income after
 provision for (recovery of)
 loan losses                      5,705    4,382    16,180    13,344
Non-interest income               2,094    2,258     5,921     5,340
Non-interest expense              5,403    5,113    15,892    14,597
                                 -------  -------  --------  --------
Income before income taxes        2,396    1,527     6,209     4,087
Income tax expense (benefit)        759     (388)    1,973       487
                                 -------  -------  --------  --------
Net income                      $ 1,637  $ 1,915  $  4,236  $  3,600
                                 =======  =======  ========  ========
Basic and diluted earnings per
 share                          $  0.12  $  0.14  $   0.31  $   0.25
                                 =======  =======  ========  ========
Weighted average shares
 outstanding:
   Basic                         13,471   14,055    13,497    14,104
                                 =======  =======  ========  ========
   Diluted                       13,555   14,093    13,579    14,116
                                 =======  =======  ========  ========


                                                  Sept. 30, Dec. 31,
                                                    2006      2005
                                                  --------- ---------
Total assets                                      $793,131  $743,849
Cash and cash equivalents                           29,839    37,959
Securities available for sale                       77,901    71,965
Loans receivable, net                              623,628   580,441
Total deposits                                     546,050   516,322
Federal Home Loan Bank advances                    139,000   129,000
Stockholders' equity                                91,002    92,917


Selected Consolidated Financial Ratios and Other Data (unaudited) for the third quarter and nine months ended September 30, 2006 and 2005, may be found at the following link: http://www.irinfo.com/acfc/3Q06fsw.pdf.
Investors should refer to the Company's Form 10-Q for the quarter ended September 30, 2006, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.



    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376